Exhibit 99.B(d)(9)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Parametric Portfolio Associates

As of March 30, 2012, as amended September 30, 2013, December 11, 2013, June 25, 2014, March 24, 2015 and June 23, 2015

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

New Covenant Funds

Overlay Services

New Covenant Growth Fund

As of the effective date of this Agreement, the Sub-Adviser currently provides investment advisory/sub-advisory overlay services to the following SEI mutual funds (each an “Overlay Services SEI Fund”, collectively the “Overlay Services SEI Funds”):

•              SEI Institutional Managed Trust Large Cap Fund;

•              SEI Institutional Managed Trust Large Cap Value Fund;

•              SEI Institutional Managed Trust Large Cap Growth Fund;

•              SEI Institutional Managed Trust Tax-Managed Large Cap Fund;

•              SEI Institutional Managed Trust Tax-Managed Small/Mid Cap Fund;

•              New Covenant Growth Fund; and

•              Catholic Values Equity Fund

The Sub-Adviser shall receive from the Adviser a single, combined monthly fee for services provided to the Overlay Services SEI Funds. The average daily assets of each Overlay Services SEI Fund (the “Individual Overlay Assets”) will be applied to the fee schedule set forth in Table 1 to determine each Overlay Services SEI Fund’s pro rata portion of the total monthly fee.

[REDACTED]

The total fee is calculated by aggregating the Individual Overlay Asset fees determined for each Overlay Service SEI Fund and multiplying the sum by the discount set forth below in Table 2. The discount is determined by aggregating all Individual Overlay

Assets. In all cases, the fees represent “waterfall” or declining incremental fees, and increasing incremental discounts.

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Parametric Portfolio Associates

By:	By:

/s/ William T. Lawrence	/s/ Aaron Singleton

Name:	Name:

William T. Lawrence	Aaron Singleton

Title:	Title:

Vice President	CFO